Exhibit 10.8

Execution Form

Exhibit K

VACASA, INC.

STOCKHOLDERS AGREEMENT

Dated as of [ ● ], 2021

TABLE OF CONTENTS

Page

Article I DEFINITIONS	1

Section 1.1	Definitions	1

Section 1.2	General Interpretive Principles	7

Article II MANAGEMENT	8

Section 2.1	Board of Directors	8

Section 2.2	Controlled Company	12

Article III POST-BUSINESS COMBINATION TRANSFERS	12

Section 3.1	Liquidity Events; Notices	12

Section 3.2	Registration Rights	12

Section 3.3	Private Placements	13

Section 3.4	Coordination of Rule 144 Sales	14

Section 3.5	Partner Distributions	14

Section 3.6	Transfer Limit	15

Section 3.7	Other Restrictions on Transfer	15

Section 3.8	Excluded Transfers	15

Section 3.9	Lock-Up Restrictions	16

Section 3.10	Termination of Article III	16

Article IV ADDITIONAL AGREEMENTS OF THE PARTIES	16

Section 4.1	Exculpation Among Stockholders	16

Section 4.2	Confidentiality	17

Article V ADDITIONAL PARTIES	17

Section 5.1	Additional Parties	17

Article VI MISCELLANEOUS	18

Section 6.1	Amendment	18

Section 6.2	Corporate Opportunities	18

Section 6.3	Termination	18

Section 6.4	Non-Recourse	18

Section 6.5	No Third Party Beneficiaries	19

Section 6.6	Recapitalizations; Exchanges, Etc.	19

Section 6.7	Addresses and Notices	19

Section 6.8	Binding Effect	21

Section 6.9	Waiver	21

Section 6.10	Counterparts	21

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Section 6.11	Applicable Law; Waiver of Jury Trial	21

Section 6.12	Severability	21

Section 6.13	Delivery by Facsimile	21

Section 6.14	Entire Agreement	22

Section 6.15	Remedies	22

Exhibit A - Form of Joinder to Stockholders Agreement

Exhibit B - Form of Director & Officer Indemnification Agreement

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STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (as the same may be amended from time to time in accordance with its terms, the “Agreement”) is entered into as of [ ● ], 2021, by and among (i) Vacasa, Inc., a Delaware corporation (the “Issuer”); (ii) the Silver Lake Stockholders (as hereinafter defined); (iii) the Riverwood Stockholders (as hereinafter defined), (iv) the Level Equity Stockholders (as hereinafter defined), (v) the TPG Stockholders (as hereinafter defined), (vi) the EB Stockholders (as hereinafter defined) and any other Person who becomes a party hereto pursuant to Article VI (each a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, pursuant to the Business Combination Agreement, dated as of July 28, 2021, by and among TPG Pace Solutions Corp. (“TPG”), Vacasa Holdings LLC (“OpCo”), the Issuer and the other parties thereto (the “Business Combination Agreement”), the Issuer will issue shares of its Class A Common Stock (as defined herein) and Class B Common Stock (as defined herein) to the Stockholders as consideration in connection with the Business Combination.

WHEREAS, concurrently with the consummation of the Business Combination (as hereinafter defined), all issued and outstanding shares of Class F Common Stock (as defined herein) have converted into shares of Class A Common Stock in accordance with the Amended and Restated Certificate of Incorporation (as defined herein) of the Issuer.

WHEREAS, following the consummation of the Business Combination, certain of the Stockholders continue to hold OpCo Up-C Units (as defined herein).

WHEREAS, in connection with the consummation of the Business Combination, the parties hereto have agreed to enter into this Agreement to govern certain of their rights, duties and obligations with respect to their ownership of Shares (as hereinafter defined) after consummation of the Business Combination.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

Article I
DEFINITIONS

Section 1.1     Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control,” as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes hereof, none of the Stockholders, the Issuer, or any of their respective Subsidiaries shall be considered Affiliates of any portfolio operating company in which the Stockholders or any of their investment fund Affiliates have made a debt or equity investment, and none of the Stockholders or any of their Affiliates shall be considered an Affiliate of (a) Issuer or any of its Subsidiaries or (b) each other.

“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated Certificate of Incorporation” means the Issuer’s amended and restated certificate of incorporation to be filed and effective in connection with the consummation of the Business Combination.

“Beneficial Ownership” and “Beneficially Own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act; provided, however, that no Stockholder shall be deemed to Beneficially Own any securities of the Issuer held by any other Stockholder solely by virtue of the provisions of this Agreement (other than this definition which shall be deemed to be read for this purpose without the proviso hereto).

“Block Trade” means a “Block Trade” as defined in the Registration Rights Agreement.

“Board” means the Board of Directors of the Issuer.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in New York, New York.

“Change in Control” means the occurrence of any of the following events:

(a)            the stockholders of the Issuer approve a plan of complete liquidation or dissolution of the Issuer or there is consummated an agreement or series of related agreements for the sale or other disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Issuer (including a sale of all or substantially all of the assets of OpCo) to any “person” or “group” (as such terms are defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than to the Stockholder Group or to any of the Stockholders or any of their respective Affiliates (collectively, the “Permitted Holders”);

(b)            any “person” or “group” (as such terms are defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more of the Permitted Holders, becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Issuer (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Issuer entitled to vote; or

(c)            there is consummated a merger or consolidation of the Issuer (or OpCo) with any other Person (other than one or more of the Permitted Holders), and, immediately after the consummation of such merger or consolidation, the voting securities of the Issuer (or the OpCo Up-C Units) immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof;

provided that, in each case under clause (a), (b) or (c), no Change in Control shall be deemed to occur unless the Permitted Holders as a result of such transaction cease to have the ability, without the approval of any Person who is not a Permitted Holder, to elect a majority of the members of the Board of Directors or other governing body of the Issuer (or the resulting entity), and in no event shall a Change in Control be deemed to include any transaction effected for the purpose of (i) changing, directly or indirectly, the form of organization or the organizational structure of the Issuer or any of its Subsidiaries, or (ii) contributing assets or equity to entities controlled by the Issuer (or owned by the Issuer in substantially the same proportions as their ownership of the Issuer). Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Issuer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Issuer immediately following such transaction or series of transactions.

“Class A Common Stock” means the Class A common stock, par value $0.00001 per share, of the Issuer.

“Class B Common Stock” means the Class B common stock, par value $0.00001 per share, of the Issuer.

“Class F Common Stock” means the Class F common stock, par value $0.00001 per share, of the Issuer (including any shares of Class A common stock into which such Class F common stock converts).

“Class G Common Stock” means the Class G common stock, par value $0.00001 per share, of the Issuer (including any shares of Class A common stock into which such Class G common stock converts).

“Closing Date” means the date of the closing of the Business Combination.

“Closing Price” has the meaning set forth in Section 3.5.

“Combined Voting Power” means the combined voting power of all classes and series of Voting Securities, according to each class’ or series’ respective votes per share, voting together as a single class.

“Common Stock” means, collectively, the shares of Class A Common Stock, Class B Common Stock and Class G Common Stock, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Director” means any member of the Board from time to time.

“Director Designee” means a Silver Lake Designee, the Riverwood Designee, the Level Equity Designee, the TPG Designee and the EB Designee.

“Distribution” has the meaning set forth in Section 3.5.

“EB Designee” has the meaning set forth in Section 2.1(a)(v).

“EB Stockholders” means Mossytree Inc. and any of its Affiliates who hold Shares as of the applicable time.

“Economic Common Stock” means, collectively, the shares of Class A Common Stock, and Class G Common Stock, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Excluded Transfer” has the meaning set forth in Section 3.8.

“Independent Director” means a Director who qualifies, as of the date of such Director’s election or appointment to the Board (or any committee thereof) and as of any other date on which the determination is being made, as an “independent director” under the applicable rules of the Stock Exchange, as determined by the Board and as an “Independent Director” under Rule 10A-3 under the Exchange Act and any corresponding requirement of Stock Exchange rules for audit committee members, as well as any other independence requirements of the U.S. securities laws that is then applicable to the Issuer, as determined by the Board.

“Initiating Investor” has the meaning set forth in Section 3.9.

“Issuer” has the meaning set forth in the Recitals.

“Issuer Competitor” means (i) any Person set forth on Schedule A hereto and (ii) any Person that directly competes with the business of the Issuer and its direct and indirect Subsidiaries as of the time of determination and as determined in good faith by the Board.

“Joinder Agreement” has the meaning set forth in Section 5.1.

“Law” with respect to any Person, means (a) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any governmental authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject and (b) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

“Level Equity Designee” has the meaning set forth in Section 2.1(a)(iii).

“Level Equity Stockholders” means LEGP I VCS, LLC, LEGP II VCS, LLC, LEGP II VCS Splitter, L.P., LEVEL EQUITY OPPORTUNITIES FUND 2015, L.P., LEOF 2015 SPLITTER (VCS), L.P., LEVEL EQUITY OPPORTUNITIES FUND 2018, L.P., LEOF 2018 SPLITTER (VCS), L.P., Level Equity - VCS Investors, LLC and any of their Affiliates who hold Shares as of the applicable time.

“Liquidity Event” means (i) the exercise of any registration rights granted to a Stockholder pursuant to the Registration Rights Agreement, or (ii) the Transfer of Shares by a Stockholder (including, for the avoidance of doubt, but not limited to any Transfer pursuant to an underwritten public offering of Shares registered under the Securities Act or pursuant to an exemption from registration thereunder (including Rule 144), and any Distribution), provided that in no event will any Excluded Transfer constitute a Liquidity Event.

“Notice” has the meaning set forth in Section 3.1(b).

“OpCo LLC Agreement” means the “Fourth A&R LLCA” as defined in the Business Combination Agreement.

“OpCo Up-C Unit” means a “Company Up-C Unit” as defined in the Business Combination Agreement.

“Other Coordinated Offering” means an “Other Coordinated Offering” as defined in the Registration Rights Agreement.

“Permitted Holders” has the meaning set forth in the definition of “Change in Control”.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of [ ● ], 2021, by and among the Issuer, TPG, the Stockholders and each of the other Holders thereto (as defined therein).

“Riverwood Designee” has the meaning set forth in Section 2.1(a)(ii).

“Riverwood Stockholders” means RW Vacasa AIV LP, Riverwood Capital Partners II (Parallel-B) L.P., RCP II Vacasa AIV, L.P., Riverwood Capital Partners III (Parallel-B) L.P., RCP III (A) Vacasa AIV L.P. and any of their Affiliates who hold Shares as of the applicable time.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule or regulation).

“Rule 144 Cap” means, as of any time of determination, the maximum aggregate number of the Shares (excluding, for the avoidance of doubt, the number of OpCo Up-C Units, but assuming all OpCo Up-C Units held by the Stockholders are redeemed for Class A Common Stock on a one-for-one basis and all Class G Common Stock held by the Stockholders is converted into Class A Common Stock on a one-for-one basis) held by the Stockholders that are then permitted to be sold by the Stockholders as a group in accordance with Rule 144(e) (assuming for this purpose that each Stockholder is an affiliate and acting in concert for purposes of Rule 144), after taking into account the aggregate number of Shares Transferred by the Stockholders during the relevant measurement period in reliance on Rule 144. The Rule 144 Cap applicable to any Rule 144 Transfer will be determined as of the date the Initiating Investor delivers a Notice with respect to such Rule 144 Transfer pursuant to Section 3.1(b) of this Agreement.

“Rule 144 Pro Rata Portion” means, as of any time of determination, with respect to any Stockholder, the Rule 144 Cap, multiplied by such Stockholder’s percentage ownership of the total number of issued and outstanding Shares (assuming all OpCo Up-C Units held by the Stockholders are redeemed for Class A Common Stock on a one-for-one basis and all Class G Common Stock held by the Stockholders is converted into Class A Common Stock on a one-for-one basis) held by all Stockholders immediately prior to such time of determination. For the avoidance of doubt, the Rule 144 Pro Rata Portion shall not include any Shares purchased by a Stockholder on the open market following the Business Combination.

“Rule 144 Transfer” has the meaning set forth in Section 3.4.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Shares” means shares of Economic Common Stock and OpCo Up-C Units.

“Silver Lake Designee” has the meaning set forth in Section 2.1(a)(i).

“Silver Lake Stockholders” means Series 1 of SLP Venice Aggregator, L.P., Series 2 of SLP Venice Aggregator, L.P. and any of their Affiliates who hold Shares as of the applicable time.

“Sponsor Investors” means the Silver Lake Stockholders, the Riverwood Stockholders, the Level Equity Stockholders and the TPG Stockholders.

“Sponsor Letter Agreement” means that certain Insider Letter Agreement, dated as of April 13, 2021, as amended on July 28, 2021 by and among TPG, TPG Pace Solutions Sponsor, Series LLC and the Insiders (as defined therein).

“Stock Exchange” means the [New York Stock Exchange] or such other securities exchange or interdealer quotation system on which shares of Class A Common Stock are then listed or quoted.

“Stockholder” has the meaning set forth in the Preamble.

“Stockholder Group” means the “group” (as such term is used in Section 13(d) of the Exchange Act) consisting of the Silver Lake Stockholders, the Riverwood Stockholders, the Level Equity Stockholders, the TPG Stockholders and the EB Stockholders, in each case together with their Affiliates.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other form of legal entity in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (c) a general or managing partnership interest in such entity.

“TPG Designee” has the meaning set forth in Section 2.1(a)(iv).

“TPG Stockholders” means [TPG Pace Solutions Sponsor, Series LLC] and any of its Affiliates who hold Shares as of the applicable time; provided, however, that any Affiliates who receive Shares in connection with a Distribution permitted by Article III will not be TPG Stockholders for purposes of this Agreement.

“Transfer” means, with respect to any Shares, a direct or indirect transfer (including through one or more transfers), sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such Shares, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of Law; provided that, for the avoidance of doubt, a transfer of an interest in an investment fund which is, or indirectly has an interest in, a Silver Lake Stockholder, a Level Equity Stockholder, a Riverwood Stockholder, or a TPG Stockholder and which is not intended to circumvent the provisions of this Agreement shall not constitute a “Transfer.”

“Transferred”, “Transferring” and “Transferee” shall each have a correlative meaning to the term “Transfer.”

“Transfer Restriction Period” means the period commencing on the Closing Date and terminating on [ ● ].

“Voting Securities” means, at any time, outstanding shares of any class of Common Stock of the Issuer, which are then entitled to vote generally in the election of directors.

Section 1.2     General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The terms “dollars” and “$” shall mean United States dollars. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

Article II
MANAGEMENT

Section 2.1     Board of Directors.

(a)            Composition; Company Recommendation. Following the Closing Date and during the Transfer Restriction Period, each Stockholder shall have the right, but not the obligation, to designate for election to the Board, and the Issuer shall include such designees as nominees for election to the Board at all of the Issuer’s applicable annual or special meetings of stockholders (or consents in lieu of a meeting) at which Directors are to be elected (adjusted as appropriate to take into account the Issuer’s classified Board structure), other than as set forth below, subject to satisfaction of all qualification and legal requirements regarding service as a Director in accordance with Section 2.1(d), the number of designees that, if elected, will result in such Stockholder having the number of Directors serving on the Board as follows:

(i)            So long as the Silver Lake Stockholders continue to collectively Beneficially Own (A) at least 40% of the Shares Beneficially Owned by the Silver Lake Stockholders collectively, in the aggregate, immediately following the Closing Date and the consummation of all transactions contemplated by the Business Combination, the Issuer shall include in its slate of nominees two (2) Directors designated by the Silver Lake Stockholders and (B) less than 40% but at least 20% of the Shares Beneficially Owned by the Silver Lake Stockholders collectively, in the aggregate, immediately following the Closing Date and the consummation of all transactions contemplated by the Business Combination, one (1) Director designated by the Silver Lake Stockholders (any such designee, a “Silver Lake Designee”).

(ii)            So long as the Riverwood Stockholders continue to collectively Beneficially Own at least 20% of the Shares Beneficially Owned by the Riverwood Stockholders collectively, in the aggregate, immediately following the Closing Date and the consummation of all transactions contemplated by the Business Combination, the Issuer shall include in its slate of nominees one (1) Director designated by the Riverwood Stockholders (any such designee, a “Riverwood Designee”).

(iii)            So long as the Level Equity Stockholders continue to collectively Beneficially Own at least 20% of the Shares Beneficially Owned by the Level Equity Stockholders collectively, in the aggregate, immediately following the Closing Date and the consummation of all transactions contemplated by the Business Combination, the Issuer shall include in its slate of nominees one (1) Director designated by the Level Equity Stockholders (any such designee, a “Level Equity Designee”).

(iv)            The Issuer shall include in its slate of nominees until the first annual meeting of Stockholders at which Directors are to be elected, one (1) Director designated by the TPG Stockholders (any such designee, a “TPG Designee”); provided that, the TPG Designee shall not be required to resign from the Board in connection with such annual meeting and may be reelected as a Director.

(v)            So long as (x) the EB Stockholders continue to collectively Beneficially Own at least 20% of the Shares Beneficially Owned by the EB Stockholders collectively, in the aggregate, immediately following the Closing Date and the consummation of all transactions contemplated by the Business Combination and (y) none of the Shares Beneficially Owned by the EB Stockholders have been foreclosed upon by any lender, the Issuer shall include in its slate of nominees one (1) Director designated by the EB Stockholders (any such designee, an “EB Designee”).

(b)            As of the Closing Date, the Board shall be comprised of ten (10) Directors as follows:

(i)            The Directors initially designated for appointment to the Board (i) by the Silver Lake Stockholders shall be Joerg Adams, designated as a Class [ ● ] Director, and Ryan Bone, designated as a Class [ ● ]  Director, (ii) by the Riverwood Stockholders shall be Jeff Parks, designated as a Class [ ● ] Director, (iii) by the Level Equity Stockholders shall be Ben Levin, designated as a Class [ ● ] Director, (iv) by the TPG Stockholders shall be Karl Peterson, designated as a Class I Director, (v) by the EB Stockholder shall be Eric Breon, designated as a Class [ ● ] Director and (vi) shall include Matt Roberts, designated as a Class [ ● ] Director.

(ii)            The Independent Directors initially designated for appointment to the Board are (i) Chad Cohen, designated as a Class [ ● ] Director, (ii) Chris Terrill, designed as a Class [ ● ] Director, and (iii) one Independent Director [to be designated as soon as practicable following the Closing] which shall be deemed a diversity candidate, designated as a Class [ ● ] Director.

(c)            The Issuer and each of the Stockholders shall take all actions necessary and within their control so that three (3) Independent Directors who are not affiliated with any Stockholder and who are independent for Audit Committee purposes are nominated and elected to the Board.

(d)            If the Issuer’s Nominating and Corporate Governance Committee determines in good faith that a Director Designee (i) is not qualified to serve on the Board consistent with such committee’s duly adopted policies and procedures applicable to all directors, (ii) does not satisfy applicable legal requirements or rule or regulation of the SEC regarding service as a Director, (iii) has engaged in acts or omissions constituting a breach of the Director’s fiduciary duties to the Company and its shareholders, (iv) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of law or (v) has engaged in any transaction involving the Company from which the Director derived an improper personal benefit that was not disclosed to the Board prior to the authorization of such transaction, the applicable designating Stockholder shall have the right to designate a different Director Designee. Notwithstanding the foregoing, with respect to each Stockholder, at least one member, partner or senior employee of such Stockholder shall be eligible to serve in such Stockholder’s Director Designee position.

(e)            Except as provided in Section 2.1(a), if the number of individuals that any Stockholder has the right to designate for election to the Board is decreased pursuant to Section 2.1(a), then the corresponding number of Director Designees of such Stockholder shall immediately offer to tender his or her resignation for consideration by the Board and, if such resignation is requested by the Board, such Director Designee or Director Designees shall resign within thirty (30) days from the date that the Stockholder’s right to designate for election to the Board was decreased, subject to the proviso in the following sentence. In the event that the Board requests such resignation, the Issuer and the Stockholders shall immediately take any and all actions necessary or appropriate to cooperate in ensuring the removal of such individual upon receipt of his or her resignation; provided that (i) the resignation of the last remaining Director Designee designated by any Stockholder may, at his or her option, resign from the Board effective at the end of his or her then current term, and (ii) notwithstanding anything to the contrary herein, a Director Designee may resign at any time regardless of the period of time left in his or her then current term.

(f)            Except as provided above and subject to the applicable provisions of the Amended and Restated Certificate of Incorporation of the Issuer, each Stockholder shall have the sole and exclusive right to (i) direct the other Stockholders to vote all their shares of Common Stock immediately for the removal of such Stockholder’s designees to the Board and (ii) designate a Silver Lake Designee, Riverwood Designee, Level Equity Designee, TPG Designee or EB Designee, as applicable (serving in the same class as the predecessor), to fill vacancies on the Board pursuant to Section 2.1(a) that are created by reason of death, removal or resignation of such Stockholder’s designees, subject to Section 2.1(d) and (e).

(g)            The Issuer and each of the Stockholders shall take all actions necessary and within their control to give effect to the provisions contained in this Article II, including (i) in the case of the Issuer, soliciting proxies to vote for each Director Designee or Independent Directors designated by the Stockholders and otherwise using its best efforts to cause each Director Designee and any Independent Directors designated by the Stockholders to be included as the only directors in the slate of nominees recommended by the Issuer and elected as a Director of the Issuer, and (ii) in the case of the Stockholders, voting the shares of Common Stock held directly or indirectly by such Stockholders (whether at a meeting or by consent) and any of their respective Affiliates, to cause the nomination, election, removal or replacement of the Director Designees or Independent Directors designated by the Stockholders, in each case as provided for herein and otherwise using their best efforts to cause the Issuer to comply with its obligations hereunder. No Person shall take any action that would be inconsistent with or otherwise circumvent the provisions of this Agreement; provided that each of the Stockholders may, in its sole discretion, elect not to designate any individual for election to the Board as such Stockholder’s respective Director Designee.

(h)            The Issuer and its Subsidiaries shall reimburse the Directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board or the board of directors of any of the Issuer’s Subsidiaries, and any committees thereof, including without limitation travel, lodging and meal expenses, in accordance with the Issuer’s reimbursement policies. Except as otherwise determined by the Board, the Silver Lake Designees Riverwood Designee, Level Equity Designee, TPG Designee and EB Designee shall not be compensated for their services as members of the Board. If the Issuer adopts a policy that Directors own a minimum amount of equity in the Issuer, Director Designees shall not be subject to such policy.

(i)            The Issuer and its Subsidiaries shall obtain customary director and officer indemnity insurance on commercially reasonable terms which insurance shall cover each member of the Board and the members of each board of directors of each of the Issuer’s Subsidiaries. The Issuer and its Subsidiaries shall enter into director and officer indemnification agreements substantially in the form attached as Exhibit C hereto, with each of the Stockholders’ designees on the Board.

(j)            Following the termination of the Transfer Restriction Period, the Issuer shall take all actions necessary and within its control to enter into individual agreements to provide for the continuation of the board designation rights set forth in Section 2.1(a) as set forth below:

(i)            so long as the Silver Lake Stockholders continue to collectively Beneficially Own at least 20% of the Shares Beneficially Owned by the Silver Lake Stockholders collectively, in the aggregate, immediately following the Closing Date and the consummation of all transactions contemplated by the Business Combination, the Issuer shall enter into an individual agreement with the Silver Lake Stockholders to provide for the continuation of the board designation rights set forth in Section 2.1(a)(i).

(ii)            so long as the Riverwood Stockholders continue to collectively Beneficially Own at least 20% of the Shares Beneficially Owned by the Riverwood Stockholders collectively, in the aggregate, immediately following the Closing Date and the consummation of all transactions contemplated by the Business Combination, the Issuer shall enter into an individual agreement with the Riverwood Stockholders to provide for the continuation of the board designation rights set forth in Section 2.1(a)(ii).

(iii)            so long as the Level Equity Stockholders continue to collectively Beneficially Own at least 20% of the Shares Beneficially Owned by the Level Equity Stockholders collectively, in the aggregate, immediately following the Closing Date and the consummation of all transactions contemplated by the Business Combination, the Issuer shall enter into an individual agreement with the Level Equity Stockholders to provide for the continuation of the board designation rights set forth in Section 2.1(a)(iii).

(iv)            so long as (x) the EB Stockholders continue to collectively Beneficially Own at least 20% of the Shares Beneficially Owned by the EB Stockholders collectively, in the aggregate, immediately following the Closing Date and the consummation of all transactions contemplated by the Business Combination and (y) none of the Shares Beneficially Owned by the EB Stockholders have been foreclosed upon by any lender, the Issuer shall enter into an individual agreement with the EB Stockholders to provide for the continuation of the board designation rights set forth in Section 2.1(a)(v).

Section 2.2     Controlled Company.

(a)            The Stockholders acknowledge and agree that, (i) by virtue of this Article II, they are acting as a “group” within the meaning of the Stock Exchange rules as of the date hereof, and (ii) by virtue of the Combined Voting Power of Common Stock held by the Stockholders, the Issuer shall qualify as a “controlled company” within the meaning of Stock Exchange rules as of the Closing Date.

(b)            So long as the Issuer qualifies as a “controlled company” for purposes of Stock Exchange rules, the Issuer may elect to be a “controlled company” for purposes of Stock Exchange rules, and will disclose in its annual meeting proxy statement that it is a “controlled company” and the basis for that determination. If the Issuer ceases to qualify as a “controlled company” for purposes of Stock Exchange rules, the Stockholders and the Issuer will take whatever action may be reasonably necessary in relation to such party, if any, to cause the Issuer to comply with Stock Exchange rules as then in effect within the timeframe for compliance available under such rules.

Article III
POST-BUSINESS COMBINATION TRANSFERS

Section 3.1     Liquidity Events; Notices.

(a)            Notwithstanding anything to the contrary set forth in this Agreement or the Registration Rights Agreement, no Stockholder other than the Sponsor Investors may initiate a Liquidity Event prior to the expiration of the Transfer Restriction Period. There will be no limits on the number of Liquidity Events that any Sponsor Investor may initiate during the Transfer Restriction Period, subject to compliance with the other provisions of this Article III. The restrictions set forth in this Section 3.1(a) shall not limit the ability of any Stockholder to engage in an Excluded Transfer in accordance with Section 3.8 of this Agreement. For the avoidance of doubt, no Stockholder may effect any Transfer during the Transfer Restriction Period other than Excluded Transfers and Transfers made in accordance with the procedures set forth in this Article III.

(b)            Notwithstanding any terms applicable to, or obligations of, the Stockholders under the Registration Rights Agreement, until the expiration of the Transfer Restriction Period, any Sponsor Investor that proposes to initiate a Liquidity Event will, prior to initiating such Liquidity Event, deliver a written notice (a “Notice”) to each other Stockholder setting forth the expected material terms, conditions and details of the Liquidity Event (including the method of Transfer, the number of Shares, the proposed trade date and, in the case of a proposed Rule 144 Transfer, the Rule 144 Cap), as applicable. Any Sponsor Investor that delivers a Notice with respect to a proposed Liquidity Event is herein referred to as an “Initiating Investor” with respect to such Liquidity Event.

Section 3.2    Registration Rights.

(a)            Following the delivery of a Notice pursuant to Section 3.1(b) regarding an exercise of registration rights under the Registration Rights Agreement (which, for the avoidance of doubt, include demand registration, company registration and shelf takedown request rights, including any “block trades”), the rights of the Stockholders to participate in any registered offering shall be governed by the terms of such Registration Rights Agreement; provided, that, each Stockholder’s pro rata participation as calculated pursuant to the terms of the Registration Rights Agreement shall not include any Shares purchased by such Stockholder on the open market following the Business Combination; and provided further, that the Stockholders shall have the right to participate in any Block Trade or Other Coordinated Offering conducted prior to the expiration of the Transfer Restriction Period in accordance with paragraph (b) of this Section 3.2. Any Notice delivered pursuant to Section 3.1(b) regarding the exercise of registration rights under the Registration Rights Agreement shall be made prior to or concurrent with a notice to the Issuer under the Registration Rights Agreement.

(b)            Following the receipt of a Notice pursuant to Section 3.1(b) regarding an exercise of registration rights with respect to a proposed Block Trade or Other Coordinated Offering, each Stockholder shall have the right to participate in such Block Trade or Other Coordinated Offering by delivering written notice to the Initiating Investor within three (3) Business Days. The failure by any Stockholder to deliver any such written notice to the Initiating Investor within such period shall be deemed to be an election by such Stockholder not to exercise its participation rights under this Section 3.2(b) with respect to such Block Trade or Other Coordinated Offering, as the case may be.

Section 3.3     Private Placements. If the Liquidity Event proposed to be initiated by a Sponsor Investor involves a Transfer of Shares other than a sale or distribution pursuant to Section 3.2 above or Section 3.4 or Section 3.5 below, then such Sponsor Investor shall deliver the Notice described in Section 3.1(b) with respect to such proposed Transfer at least five (5) Business Days prior to the proposed Transfer date set forth in such Notice. Following receipt of such Notice from the Initiating Investor, each other Stockholder shall have the right to participate in the proposed Transfer by delivering written notice to the Initiating Investor within three (3) Business Days. The failure by any Stockholder to deliver any such written notice to the Initiating Investor within such period shall be deemed to be an election by such Stockholder not to exercise its participation rights under this Section 3.3 with respect to such contemplated Transfer. Subject to the exercise of such right to participate by any other Stockholder under this Section 3.3, the Initiating Investor shall thereafter be free to sell the number of Shares identified in the Notice in the manner and on terms and conditions no more favorable to such Initiating Investor than contemplated in the respective Notice. Notwithstanding anything to the contrary set forth herein, any Transfer effected pursuant to this Section 3.3 may be effected prior to the proposed Transfer date set forth in the Notice, provided that (i) each Stockholder that has elected to participate in such Transfer agrees to such earlier date, and (ii) each other Stockholder has waived its right to participate in such Transfer prior to such earlier date (either by providing written notice to that effect to the Initiating Investor or by failing to respond to the Notice within the time period specified above). If a Stockholder elects to participate in such Transfer, such participating Stockholder shall be entitled to participate in such Transfer on a pro rata basis based on such Stockholder’s proportionate ownership of all of the Shares held by all Stockholders participating in such Transfer. For the avoidance of doubt, the determination of each Stockholder’s pro rata participation shall not include any Shares purchased by such Stockholder on the open market following the Business Combination.

Section 3.4     Coordination of Rule 144 Sales. If the Liquidity Event proposed to be initiated by a Sponsor Investor involves a sale pursuant to Rule 144 (each, a “Rule 144 Transfer”), then such Sponsor Investor shall deliver the Notice described in Section 3.1(b) with respect to such proposed Rule 144 Transfer at least five (5) Business Days prior to the proposed Transfer date set forth in such Notice. Each other Stockholder shall have the right to participate in a Rule 144 Transfer by delivering written notice to the Initiating Investor within two (2) Business Days following receipt of such Notice. The failure by any Stockholder to deliver any such written notice of participation within such period shall be deemed to be an election by such Stockholder not to exercise its participation rights under this Section 3.4 with respect to such contemplated Rule 144 Transfer. Subject to the exercise of such right to participate by any other Stockholder under this Section 3.4, the Initiating Investor shall thereafter be free to sell the number of Shares identified in the Notice in the manner and on the general terms and conditions contemplated in the respective Notice, provided that the number of Shares that may be sold by the Initiating Investor and any other Stockholder that elects to participate in the proposed Rule 144 Transfer will be subject to the limitations set forth in Section 3.6 of this Agreement. Notwithstanding anything to the contrary set forth herein, any Rule 144 Transfer effected pursuant to this Section 3.4 may be effected prior to the proposed Transfer date set forth in the Notice, provided that (i) each Stockholder that has elected to participate in such Rule 144 Transfer agrees to such earlier date, and (ii) each other Stockholder has waived its right to participate in such Rule 144 Transfer prior to such earlier date (either by providing written notice to that effect to the Initiating Investor or by failing to respond to the Notice within the time period specified above). All Stockholders electing to transfer Shares for value in a Rule 144 Transfer agree to use commercially reasonable efforts to coordinate the timing and process for transferring their Shares, including, but not limited to, selling through a single broker to be mutually agreed among such Stockholders.

Section 3.5     Partner Distributions. If the Liquidity Event proposed to be initiated by a Sponsor Investor involves a partner distribution or similar redemption of equity interests (any such distribution or redemption, a “Distribution”), then such Sponsor Investor shall deliver the Notice described in Section 3.1(b) with respect to such proposed Distribution at least ten (10) Business Days prior to the proposed Distribution date set forth in such Notice. Each other Stockholder shall have the right to conduct a substantially concurrent Distribution by delivering written notice to the Initiating Investor within five (5) Business Days of receipt of such Notice. The failure by any Stockholder to deliver any such written notice within such period shall be deemed to be an election by such Stockholder not to exercise its participation rights under this Section 3.5 with respect to such contemplated Distribution. Subject to the exercise of such right to participate by any other Stockholder under this Section 3.5, the Initiating Investor shall thereafter be free to distribute the Shares identified in the Notice in the manner and on the general terms and conditions contemplated in such Notice, including the proposed timing of such Distribution. The Issuer agrees to reasonably coordinate with the Stockholders and any other stockholders of the Issuer as requested by any Stockholder in connection with the structuring of any Distribution by such Stockholder. Notwithstanding anything to the contrary set forth herein, any Distribution effected pursuant to this Section 3.5 may be effected prior to the proposed Distribution date set forth in the Notice, provided that (i) each Stockholder that has elected to participate in such Distribution agrees to such earlier date, and (ii) each other Stockholder has waived its right to participate in such Distribution prior to such earlier date (either by providing written notice to that effect to the Initiating Investor or by failing to respond to the Notice within the time period specified above). Notwithstanding anything to the contrary set forth in this Agreement, this Section 3.5 will not apply to Distributions of the type described in Section 3.8(d) hereof.

Section 3.6     Transfer Limit. The number of Shares that may be Transferred by the Stockholders, in the aggregate, pursuant to any Rule 144 Transfer pursuant to Section 3.4 of this Agreement shall be limited to the Rule 144 Cap, and the number of Shares that may be Transferred by any Stockholder pursuant to such Rule 144 Transfer shall be limited to such Stockholder’s Rule 144 Pro Rata Portion. Following its receipt of a Notice regarding a proposed Rule 144 Transfer, any Stockholder electing not to participate in such Rule 144 Transfer may, by providing written notice to the Initiating Investor in the same manner and within the same time period specified in Section 3.4 for responding to such Notice, elect to make all or any portion of its Rule 144 Pro Rata Portion available to the other Stockholders in connection with such Rule 144 Transfer. In such case, the maximum number of Shares that may be Transferred pursuant to the applicable Rule 144 Transfer by the Initiating Investor and each other Stockholder electing to participate therein will be deemed to have automatically increased, on a pro rata basis, up to the number of Shares specified in the notice delivered by the non-participating Stockholder pursuant to the foregoing sentence.

Section 3.7     Other Restrictions on Transfer. The restrictions on Transfer contained in this Agreement are in addition to any other restrictions on Transfer to which a Stockholder may be subject, including, without limitation, the restrictions contained in the Sponsor Letter Agreement, the Bylaws of the Issuer and the OpCo LLC Agreement, and any restrictions on Transfer contained in any equity incentive plan, restricted stock agreement, stock option agreement, stock subscription agreement or other agreement to which such Stockholder is a party or instrument by which such Stockholder is bound.

Section 3.8     Excluded Transfers. Notwithstanding anything to the contrary herein, the restrictions set forth in this Article III, shall not apply to the following (each, an “Excluded Transfer”):

(a)            Transfers of Shares by a Stockholder to another corporation, partnership, limited liability company or other business entity that is an Affiliate of such transferring Stockholder, or to any investment fund or other entity controlled or managed by such Stockholder or Affiliates of such Stockholder, provided that any Distributions shall be subject to the provisions of Section 3.5 and Section 3.8(d), as applicable, hereof.

(b)            Transfers of Shares pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board involving the Transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (as defined in Section 13(d)(3) of the Exchange Act), of shares of capital stock if, after such Transfer, such person or group of affiliated persons would Beneficially Own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) at least a majority of the outstanding voting securities of the Issuer (or the surviving entity).

(c)            Transfers of Shares pursuant to (i) the pledging, hypothecating or granting a security interest in, lien on, or otherwise encumbering by a Stockholder of such Stockholder’s Shares as security in respect of any bona fide financing arrangements, which financing arrangements (including the terms thereof) are approved by the Board in its sole discretion (each, a “Permitted Loan” and, the Shares pledged thereunder, the “Permitted Pledged Shares”) at any time, (ii) the transferring of such Permitted Pledged Shares by a Stockholder to satisfy or avoid a bona fide margin call pursuant to a Permitted Loan, and (iii) the exercise by any lender (or its affiliate) of its ability to foreclose upon and sell, dispose of or otherwise transfer any Permitted Pledged Shares.

(d)            Distributions to certain current and/or former officers, employees or partners of the general partner, managing member or other controlling entity of, or investment advisor to, any Stockholder and/or its Affiliates which are made in conjunction with a Transfer by such Stockholder pursuant to Section 3.2, 3.3 or 3.4, provided that (i) unless otherwise consented to by the other Stockholders participating in the applicable Transfer, the aggregate number of Shares Distributed to all such officers, employees and partners pursuant to this clause (d) in conjunction with a particular Transfer shall not exceed 10% of the number of Shares being Transferred by the applicable Stockholder and its Affiliates in such Transfer, and (ii) the aggregate number of Shares Distributed pursuant to this clause (d) shall be counted as Transferred by the distributing Stockholder in the accompanying Transfer pursuant to Section 3.2, 3.3 or 3.4 for purposes of calculating such Stockholder’s pro rata portion.

(e)            Transfers of Shares by a Stockholder in connection with the Business Combination.

(f)            The sale of Shares by a Stockholder pursuant to an effective registration statement under the Securities Act in an amount that, when taken together with the aggregate number of Shares sold by such Stockholder pursuant to an effective registration statement during the preceding 90-day period, does not exceed 4.0 million Shares (as adjusted for any stock split, stock dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction after the date of this Agreement).

Section 3.9      Lock-Up Restrictions. Each Stockholder hereby acknowledges and agrees that, notwithstanding Section 6.6 of the Registration Rights Agreement, in connection with any underwritten public offering of securities of the Company conducted prior to the expiration of the Transfer Restriction Period regarding which a Notice is required to be delivered pursuant to Section 3.1(b) of this Agreement, other than a Block Trade or Other Coordinated Offering, such Stockholder will be subject to the same lock-up restrictions to which the Initiating Investor agrees to be subject in connection with such offering, unless such Initiating Investor otherwise approves.

Section 3.10      Termination of Article III. The restrictions set forth in this Article III shall be of no further effect with respect to the Shares held by any Stockholder as of the completion of the Transfer Restriction Period.

Article IV
ADDITIONAL AGREEMENTS OF THE PARTIES

Section 4.1      Exculpation Among Stockholders. Each Stockholder acknowledges that it is not relying upon any person, firm or corporation, other than the public information filed by the Issuer with the SEC relating to its Shares, in making its investment or decision to sell, retain or further invest in the Issuer. Each Stockholder agrees that none of the Stockholders or the respective controlling persons, officers, directors, partners, agents, or employees of any Stockholder shall be liable to any other Stockholder for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

Section 4.2      Confidentiality. Each Stockholder agrees, for so long as such Stockholder owns any Shares and for a period of two (2) years following the date upon which such Stockholder ceases to own any Shares, to keep confidential, any non-public information provided to such Stockholder by the Issuer; provided, however, that nothing herein will limit the disclosure of any information (i) to the extent required by law, statute, rule, regulation, judicial process, subpoena or court order or required by any governmental agency or other regulatory authority (including, without limitation, by deposition, interrogatory, request for documents, oral questions, subpoena, civil investigative demand, administrative proceeding or similar process); (ii) that is in the public domain or becomes generally available to the public, in each case, other than as a result of the disclosure by the parties in violation of this Agreement; (iii) is or becomes available on a non-confidential basis to a Stockholder from a source other than the Issuer; provided that such source is not subject to any obligation of confidentiality to Issuer; (iv) is independently developed by Stockholder without violating this Agreement (v) to a Stockholder’s advisors, representatives and Affiliates (which for the Silver Lake Stockholders, Riverwood Stockholders, Level Equity Stockholders and the TPG Stockholders shall include, directors, officers, employees, agents, financing sources and direct and indirect, current and prospective limited partners and investors in the ordinary course of their business and for the EB Stockholders shall include only financing sources as reasonably required); provided that such advisors, representatives and Affiliates shall have been advised of this Agreement and shall have been directed to comply with the confidentiality provisions hereof, or shall otherwise be bound by customary obligations of confidentiality, and the applicable Stockholder shall be responsible for any breach of or failure to comply with the provisions of this Section 4.2 applicable to Affiliates who receive confidential information about the Issuer from such Stockholder; or (vi) to any prospective purchaser of a Stockholder’s Shares; provided that (A) such prospective purchaser shall have been advised of this Agreement and shall have expressly agreed to be bound by the confidentiality provisions hereof, (B) such prospective purchaser is not an Issuer Competitor or a Person who controls any Issuer Competitor, and (C) the prospective purchaser shall be responsible for any breach of or failure to comply with this Agreement by any of its Affiliates and such prospective purchaser agrees, at its sole expense, to take reasonable measures (including but not limited to court proceedings) to restrain its advisors, representatives and Affiliates from prohibited or unauthorized disclosure or use of any confidential information.

Article V
ADDITIONAL PARTIES

Section 5.1      Additional Parties. Additional parties, provided they are Permitted Holders, may be added to and be bound by and receive the benefits afforded by this Agreement upon the signing and delivery of a joinder to this Agreement substantially in the form attached as Exhibit A hereto (the “Joinder Agreement”) by the Issuer and the acceptance thereof by such additional parties and, to the extent permitted by Section 6.1, amendments may be effected to this Agreement reflecting such rights and obligations, consistent with the terms of this Agreement, of such party as the Issuer, the Stockholders and such party may agree.

Article VI
MISCELLANEOUS

Section 6.1      Amendment. The terms and provisions of this Agreement may be modified or amended at any time and from time to time only by the written consent of each party hereto.

Section 6.2      Corporate Opportunities. Each Stockholder hereby represents, warrants and covenants to the Issuer and each other Stockholder that such Stockholder (i) understands that Section 10 of the Amended and Restated Certificate of Incorporation includes provisions that provide that the Issuer, to the fullest extent permitted by law and in accordance with Section 122(17) of the General Corporation Law of the State of Delaware, renounce any interest or expectancy in certain corporate opportunities that are presented to the parties hereto, subject to certain exceptions, and (ii) shall not vote in favor of amending, or otherwise seek to amend, Section 10 of the Issuer’s Amended and Restated Certificate of Incorporation without the written consent of each Stockholder that is a then-current Stockholder under the terms of this Agreement. In addition, the Issuer hereby agrees that it shall not seek to amend or remove Section 10 of the Amended and Restated Certificate of Incorporation in a manner adverse to any then-current Stockholder under the terms of this Agreement without the prior consent of such adversely effected Stockholder(s).

Section 6.3      Termination. This Agreement shall automatically terminate upon the earlier of (i) a Change in Control; (ii) the end of the Transfer Restriction Period; (iii) written agreement of each Stockholder who holds Shares at such time; or (iv) solely with respect to a particular Stockholder, the dissolution or liquidation of such Stockholder. In the event of any termination of this Agreement as provided in clauses (i) or (ii) of this Section 6.3, this Agreement shall forthwith become wholly void and of no further force or effect (except for this Article VI, Section 2.1(j) and Section 4.2) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in this Article VI. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

Section 6.4      Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that certain of the Stockholders may be partnerships or limited liability companies, by its acceptance of the benefits of this Agreement, the Issuer and each Stockholder covenant, agree and acknowledge that no Person (other than the parties hereto) has any obligations hereunder, and that, to the fullest extent permitted by law, no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any the former, current and future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Stockholders or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing, as such for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 6.5      No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors, and, except as provided in Section 6.4, nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.6      Recapitalizations; Exchanges, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to Shares, to any and all shares of capital stock of the Issuer or any successor or assign of the Issuer (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

Section 6.7      Addresses and Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, or received by certified mail, return receipt requested, sent by reputable overnight courier service (charges prepaid) or facsimile or electronic mail to the Issuer at the address set forth below and to any other recipient and to any holder of Shares at such address as indicated by the Issuer’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or sent by electronic mail (provided confirmation of such electronic mail is received or such electronic mail is delivered during regular business hours on any Business Day to the respective email addresses below and no bounce-back or error message is received by the sender), three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. If notice is given to the Issuer or to the Stockholders, a copy shall be sent to such party at the addresses set forth below:

(u)	if to the Issuer, to:

Vacasa, Inc.

850 NW 13th Ave
Portland, OR 97209
Attention: Lisa Jurinka, Chief Legal Officer

Email: legal@vacasa.com

with a copy (which shall not constitute written notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas

New York, NY 10020
Attention: Justin Hamill, Eric Schwartzman and Nicholas Luongo
Email: Justin.Hamill@lw.com; Eric.Schwartzman@lw.com;

Nick.Luongo@lw.com

with a copy (which shall not constitute notice) to each of the Silver Lake Stockholders, the Riverwood Stockholders, the Level Equity Stockholders, the TPG Stockholders, and the EB Stockholder as specified in sub-parts (v) – (z) below;

(v)	if to the Silver Lake Stockholders, to:

Silver Lake

55 Hudson Yards

550 West 34th Street, 40th Floor

New York, NY 10001

Attention: Andrew J. Schader & Jennifer Gautier

Email: andy.schader@silverlake.com; jennifer.gautier@silverlake.com

(w)	if to the Riverwood Stockholders, to:

c/o Riverwood Capital Management L.P.

70 Willow Road, Suite 100

Menlo Park, CA 94025

Attention: Jeffrey T. Parks

Email: jeff@rwcm.com

(x)	if to the Level Equity Stockholders, to:

c/o Level Equity Management, LLC

140 East 45th Street, 42nd Floor

New York, NY 10017

Attention: Nathan Linn

Email: nlinn@levelequity.com

(y)	if to the TPG Stockholders, to:

[TPG]

301 Commerce St., Suite 3300

Fort Worth, Texas 76102

Attention: Jerry Neugebauer; Michael Lagatta

Email: officeofthegeneralcounsel@tpg.com

(z)	if to the EB Stockholder, to:

Mossytree Inc.

264 NW Macleay Blvd.

Portland, Oregon 97210

Attention: Eric Breon

Email: eric.breon@vacasa.com

Section 6.8      Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 6.9      Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 6.10      Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 6.11      Applicable Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.12      Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 6.13      Delivery by Facsimile. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission (i.e., in portable document format), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 6.14      Entire Agreement. For so long as this Agreement remains in effect, none of the Company or any Stockholder shall enter into any shareholder agreement or arrangement of any kind with any Person with respect to any Shares or other securities, or otherwise act or agree to act in concert with any Person with respect to any Shares or other securities, to the extent such agreement, arrangement, or concerted act would controvert or otherwise be inconsistent, in any material respect, with the provisions of this Agreement. This Agreement, together with the Registration Rights Agreement, and all of the other exhibits, annexes and schedules hereto and thereto constitute the entire understanding and agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and therein and supersede and replace any prior understanding, agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and therein and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and any agreement executed or delivered to effect the purposes of this Agreement, this Agreement shall govern as among the parties hereto.

Section 6.15      Remedies. The Issuer and the Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including, without limitation, costs of enforcement) and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, and that the Issuer or any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative. All obligations hereunder shall be satisfied in full without set-off, defense or counterclaim.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

COMPANY:

VACASA, INC.

By:
Name: [ ● ]
Title: [ ● ]

[Signature Page to Exchange Agreement]

STOCKHOLDERS:

[ ● ]

Name: [ ● ]
Title: [ ● ]

[Signature Page to Vacasa, Inc. Stockholders Agreement]

Exhibit A
FORM OF JOINDER TO STOCKHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholders’ Agreement dated as of [___________,] 2021 (the “Stockholders’ Agreement”) among Vacasa, Inc. and certain other persons named therein, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to and a “Stockholder” under the Stockholders’ Agreement as of the date hereof and shall have all of the rights and obligations of the Stockholder from whom it has acquired Shares (to the extent permitted by the Stockholders’ Agreement) as if it had executed the Stockholders’ Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: ___________ [ ● ], 20[ ● ]

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices:

AGREED ON THIS [ ● ] day of [ ● ], 20[ ● ]:

Exhibit B
FORM OF DIRECTOR & OFFICER INDEMNIFICATION AGREEMENT